EXHIBIT 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, the undersigned, a director of The St. Paul Travelers Companies, Inc., a Minnesota corporation, do hereby make, nominate and appoint Bruce A. Backberg, to be my attorney-in-fact, with full power and authority to sign on my behalf one or more Registration Statements on Form S-8 of The St. Paul Travelers Companies, Inc. (the “Registration Statements”) relating to the registration of deferred compensation obligations of the Company pursuant to the St. Paul Travelers Deferred Compensation Plan and The St. Paul Travelers Companies, Inc. Deferred Compensation Plan for Non-Employee Directors, and any or all additional amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, provided that the Registration Statements and any additional amendments thereto, in their final form, are reviewed by said attorney-in-fact, and shall have the same force and effect as though I had manually signed the Registration Statement or any amendments thereto.

Dated: December 1, 2004

/s/ Howard P. Berkowitz	/s/ Meryl D. Hartzband	/s/ Charles W. Scharf
Howard P. Berkowitz	Meryl D. Hartzband	Charles W. Scharf

/s/ Kenneth J. Bialkin	/s/ Thomas R. Hodgson	/s/ Gordon M. Sprenger
Kenneth J. Bialkin	Thomas R. Hodgson	Gordon M. Sprenger

/s/ Carolyn H. Byrd	/s/ William H. Kling	/s/ Frank J. Tasco
Carolyn H. Byrd	William H. Kling	Frank J. Tasco

/s/ John H. Dasburg	/s/ James A. Lawrence	/s/ Laurie J. Thomsen
John H. Dasburg	James A. Lawrence	Laurie J. Thomsen

/s/ Leslie B. Disharoon	/s/ Robert I. Lipp
Leslie B. Disharoon	Robert I. Lipp

/s/ Janet M. Dolan	/s/ Glen D. Nelson
Janet M. Dolan	Glen D. Nelson

/s/ Kenneth M. Duberstein	/s/ Clarence Otis, Jr.
Kenneth M. Duberstein	Clarence Otis, Jr.

/s/ Lawrence G. Graev	/s/ Nancy A. Roseman
Lawrence G. Graev	Nancy A. Roseman